Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112215, 33-74492, 333-3398, 333-71627, 333-36222, 333-43274, 333-54652, 333-81926, 333-112215, 333-124588, 333-129742, 333-150917, and 333-161038) of Actel Corporation of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedule of Actel Corporation and the effectiveness of internal control over financial reporting of Actel Corporation, included in this Annual Report (Form 10-K) for the year ended January 3, 2010.
/s/ Ernst & Young LLP
San Jose, California
March 15, 2010